UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2025

TRIPADVISOR, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35362	80-0743202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 1st Avenue

Needham, MA 02494

(Address of Principal Executive Offices) (Zip Code)

(781) 800-5000

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRIP	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 20, 2025, Tripadvisor, Inc., a Delaware corporation (the “Company”), Tripadvisor Holdings, LLC, a Massachusetts limited liability company (“Holdings”), and Tripadvisor LLC, a Delaware limited liability company (“Tripadvisor”), entered into the Second Amendment (the “Amendment”) by and among the Company, Holdings, Tripadvisor, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, which amends the Credit Agreement, dated as of June 26, 2015, (as amended and restated as of June 29, 2023 and as further amended by the First Amendment dated as of July 8, 2024, and as further amended by the Second Amendment, the “Amended Credit Agreement”). The Amendment provides for a $350.0 million upsize to the Company’s existing term loan B credit facility maturing July 8, 2031, with an interest rate based on SOFR plus 2.75% (the “Tack-On Incremental Term Loan B Facility”). The proceeds from the Tack-On Incremental Term Loan B Facility will be used to fund the repurchase, repayment or redemption of the Company’s outstanding 0.25% Convertible Senior Notes due 2026 and for general corporate purposes. Any terms not otherwise defined herein shall have the meaning ascribed to it in the Amendment.

The Amended Credit Agreement includes terms similar to those under the Restated Credit Agreement subject to certain changes, including, among other items, the implementation of an increase to the existing Term Loan B Facility in the amount of $350.0 million.

The Amended Credit Agreement continues to include certain customary restrictions on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, grant additional liens, and make investments, acquisitions, dispositions, distributions, and other payments, with certain exceptions as more specifically described in the Amended Credit Agreement. The Tack-On Incremental Term Loan B Facility has no financial covenant.

The Amended Credit Agreement contains customary events of default, including, with respect to the Term Loan B Facility, a customary cross-acceleration event of default with the revolving facility under the Amended Credit Agreement. If an event of default occurs and is continuing, then, among other things, the lenders may declare any outstanding obligations under the Amended Credit Agreement to be immediately due and payable and exercise their rights and remedies against the collateral. The obligations under the Amended Credit Agreement are secured by substantially all assets, whether personal, tangible or intangible, of the Company and the Subsidiary Loan Parties as granted under the Security Documents.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment (including the Amended Credit Agreement) filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain of the agents and lenders under the Amended Credit Agreement, or their affiliates, have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01, “Entry into a Material Definitive Agreement,” above is hereby incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On March 20, 2025, the Company issued a press release regarding the Tack-On Incremental Term Loan B Facility. A copy of the press release is attached hereto as Exhibit 99.2.

The information set forth in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1

Second Amendment, dated March 20, 2025, to the Credit Agreement dated as of June 26, 2015, as amended and restated as of June 29, 2023, and as further amended as of July 8, 2024, by and among Tripadvisor, Inc., Tripadvisor Holdings, LLC, Tripadvisor, LLC, the other Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

99.2	Press Release of Tripadvisor, Inc. dated March 20, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPADVISOR, INC.

Date: March 20, 2025	By:	/s/ Michael Noonan
Michael Noonan
Chief Financial Officer